EXHIBIT 10.43

Addendum #1 to the August 6, 2010 Purchase Agreement
between
Wenning Poultry, Inc. and Sionix Corporation

Pursuant to Article 11.6 EXTENT OF AGREEMENT, the following recitation constitutes the exclusive substance of this Addendum #1 to the August 6, 2010 Purchase Agreement between Wenning Poultry, Inc. and Sionix Corporation.  All other terms and conditions contained within the Purchase Agreement remain as originally written and agreed upon between the parties except as follows:

Reference Article 13.1 (i) - change the price from $1,701,500 to $1,453,500.

This Addendum #1 is dated as of August 9, 2010 and is duly executed by the respective representatives of Wenning Poultry, Inc. and Sionix Corporation.

AGREED AND ACCEPTED

SIONIX CORPORATION	WENNING POULTRY, INC.

/s/James R. Currier	/s/ Jim Wenning
James R. Currier	Jim Wenning
Chairman/CEO